Exhibit 5.3

B.A.T. Netherlands Finance B.V. Handelsweg 53A 1181 ZA Amsterdam	Stibbe N.V. Advocaten en notarissen Beethovenplein 10 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 06 06 F +31 20 546 01 23 www.stibbe.com Date 5 August 2026
Shelf Programme – August 2026 issuance
Dear Addressees,
(1)    We have acted as counsel with respect to matters of the laws of the Netherlands to B.A.T. Netherlands Finance B.V. (the "Guarantor") in connection with the registration statement on Form F-3 under the Securities Act of 1933 of the United States originally dated 1 July 2025 (the "Registration Statement") in relation to the registration of the offer and sale, from time to time, of debt securities by B.A.T Capital Corporation ("BATCAP"), B.A.T. International Finance p.l.c. ("BATIF") and British American Tobacco p.l.c. ("BAT" or the "Parent Guarantor").
This opinion is furnished to you in order to be incorporated by reference into the Registration Statement.
(2)    For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:
(a)    the prospectus supplement dated 3 August 2026 supplementing the Registration Statement;
(b)    the underwriting agreement by and among (1) the underwriters named in schedule 1 thereto, (2) BATCAP (as issuer), (3) the Parent Guarantor, BATIF, the Guarantor and Reynolds American Inc. ("RAI") (as guarantors) dated 3 August 2026;
(c)    the base indenture by and among (1) BATCAP (as issuer), (2) the Parent Guarantor, BATIF, the Guarantor and RAI (as guarantors), (3) Citibank, N.A. ("Citibank") (as trustee) and (4) Citibank (as authentication agent, transfer agent, registrar, calculation agent and initial paying agent) dated 6 September 2019 (the "Base Indenture");
(d)    the supplemental indenture no. 26 relating to the $750,000,000 5.300% Notes due 2033 by and among (1) BATCAP (as issuer), (2) the Parent Guarantor, BATIF, the Guarantor and RAI (as guarantors) and (3) Citibank (as trustee) dated 5 August 2026;
Stibbe N.V. is registered with the Dutch Chamber of Commerce under number 34198700. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe N.V., which is governed exclusively by Dutch law. The general conditions of Stibbe N.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

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(e)    the supplemental indenture no. 27 relating to the $750,000,000 5.550% Notes due 2036 by and among (1) BATCAP (as issuer), (2) the Parent Guarantor, BATIF, the Guarantor and RAI (as guarantors) and (3) Citibank (as trustee) dated 5 August 2026;
(f)    extracts from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Guarantor dated 6 September 2019 (the "2019 Extract") and dated the date hereof (the "Current Extract" and together with the 2019 Extract, the "Extracts");
(g)    the deed of incorporation of the Guarantor dated 23 April 2014 including its articles of association (statuten), which according to the Current Extract are the articles of association of the Guarantor as currently in force;
(h)    the minutes of a meeting of the managing board of the Guarantor held on 12 June 2019 reflecting resolutions approving, inter alia, the execution by the Guarantor of the Base Indenture and the performance of its obligations thereunder;
(i)    the minutes of a meeting of the managing board of the Guarantor held on 24 August 2020 reflecting resolutions approving, inter alia, the execution by the Guarantor of the Agreements (as defined below) (other than the Base Indenture) and the performance of its obligations thereunder;
(j)    the minutes of a meeting of the managing board of the Guarantor held on 13 June 2022 reflecting resolutions approving, inter alia, the execution by the Guarantor of the Agreements (other than the Base Indenture) and the performance of its obligations thereunder;
(k)    the minutes of a meeting of the managing board of the Guarantor held on 12 June 2025 reflecting resolutions approving, inter alia, the execution by the Guarantor of the Agreements (other than the Base Indenture) and the performance of its obligations thereunder; and
(l)    the minutes of a meeting of the managing board of the Guarantor held on 10 September 2025 reflecting resolutions approving, inter alia, the execution by the Guarantor of the Agreements (other than the Base Indenture) and the performance of its obligations thereunder.
(3)    The documents listed in paragraphs (2)(b) – (e) (inclusive) are hereinafter collectively also referred to as the "Agreements". The resolutions listed in paragraphs (2)(h) – (l) (inclusive) are hereinafter collectively also referred to as the "Resolutions".
References to the Civil Code, the Bankruptcy Act, the Code of Civil Procedure, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wetboek van Burgerlijke Rechtsvordering, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended. In this opinion, "the Netherlands" refers to the European part of the Kingdom of the Netherlands and "EU" refers to the European Union.
(4)    In rendering this opinion we have assumed:
(a)    the genuineness and authenticity of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;
(b)    in relation to any signature other than a wet-ink signature (i) that the signing method used is sufficiently reliable, taking into consideration the purpose for which the electronic signature was used and all other relevant circumstances, within the meaning of section 3:15a of the Civil Code or (ii) that such signature is a qualified electronic signature (elektronische gekwalificeerde handtekening) within the meaning of Regulation (EU) 910/2014;
(c)    (i) the power, capacity and authority of all parties thereto other than the Guarantor to enter into and execute the Agreements; (ii) that the Agreements have been duly authorised by all parties thereto other than the Guarantor; and (iii) that the Agreements have been validly executed and delivered (where such concept is legally relevant) by each of the parties thereto (including but not limited to the Guarantor) under all applicable laws, including the laws by which the Agreements are expressed to be governed, other than the laws of the Netherlands;
(d)    that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under the laws of the Netherlands) in respect of the execution or performance of the Agreements have been or will be duly obtained or made, as the case may be;
(e)    that the information set forth in the Extracts was and is complete and accurate on their respective dates and was and is consistent with the information contained in the files kept by the Trade Register with respect to the Guarantor;
(f)    that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof;
(g)    that the Guarantor has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), and has not ceased to exist due to merger (fusie) or demerger (splitsing) and that no out of court restructuring plan (onderhands akkoord) procedure is being prepared or has been commenced involving the Guarantor; although not constituting conclusive evidence, this assumption is supported by the contents of the Current Extract and by our online search of the Central Insolvency Register of the courts of the Netherlands (Centraal Insolventieregister) (as regards the out of court restructuring plan (onderhands akkoord) procedure, a search can be performed with respect to a public procedure only) on the date hereof, which did not reveal any information which would render this assumption to be untrue;
(h)    that none of the insolvency proceedings listed in Annex A, as amended, to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) has been declared applicable to the Guarantor by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands; although not constituting conclusive evidence, this assumption is supported by our online search of the section on EU Registrations of the Central Insolvency Register (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;
(i)    that none of the members of the managing board of the Guarantor has a conflict of interest within the meaning of section 2:239 of the Civil Code with the Guarantor with respect to any of the Agreements or the transactions contemplated thereby;
(j)    that none of the members of the managing board of the Guarantor is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) or has been suspended (geschorst) by the court to act as a managing director of the Guarantor within the meaning of sections 106a through 106c of the Bankruptcy Act, or is subject to any other disqualification, ban or suspension which compromises its authority to exercise its duties as a managing director; and
(k)    that the granting of a guarantee given by the Guarantor with respect to the obligations of BATCAP in clause 9.01 of the Base Indenture can be regarded as being in the corporate interest of the Guarantor for purposes of section 2:7 of the Civil Code and cannot be regarded as constituting an act of fraudulent conveyance which is subject to challenge pursuant to section 3:45 of the Civil Code or section 42 of the Bankruptcy Act.
(5)    We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any provisions of EU law having direct effect, (ii) matters of competition law, and (iii) matters of taxation.
(6)    Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)    the Guarantor has been duly incorporated and is validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the necessary corporate capacity and power to enter into the Agreements and to exercise its rights and perform its obligations thereunder;
(b)    all corporate action required to be taken by the Guarantor to authorise the execution of the Agreements by it or on its behalf and the performance of its obligations thereunder has been duly taken; and
(c)    the Agreements have been duly executed on behalf of the Guarantor.
(7)    This opinion is subject to the following qualifications:
(a)    we express no opinion as to the accuracy of any representations given by the Guarantor or any other party (express or implied) under or by virtue of the Agreements; and
(b)    the opinions expressed above are limited and may be affected by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, out of court restructuring plan (onderhands akkoord) procedure, moratorium, reorganisation, liquidation, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions and Regulation (EC) No 2271/96.
(8)    In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe N.V. and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands, and (ii) such liability, if any, shall be limited to Stibbe N.V. only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe N.V.'s professional insurance in the particular instance and any applicable deductible payable by Stibbe N.V.
(9)    We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is given for the purposes of the Registration Statement only and may not be disclosed or quoted to any person other than as an exhibit to (and together with) the Registration Statement, without our prior written consent.

(10)    We hereby consent to the filing of this opinion as an exhibit to BAT's current report on Form 6-K filed on 5 August 2026 and to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit or imply that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission.

Yours faithfully,

Stibbe N.V.

/s/ Rein van Helden	/s/ Marieke Driessen
Rein van Helden	Marieke Driessen